TCW Direct Lending Strategic Ventures LLC

Financial Statements

September 30, 2020

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)
Financial Statements

Schedules of Investments as of September 30, 2020 (unaudited) and December 31, 2019	2-5

Statements of Assets and Liabilities as of September 30, 2020 (unaudited) and December 31, 2019	6

Statements of Operations for the nine months ended September 30, 2020 and 2019 (unaudited)	7

Statements of Changes in Members’ Capital for the nine months ended September 30, 2020 and 2019 (unaudited).	8-9

Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (unaudited)	10

Notes to Financial Statements (unaudited)	11-21

Administration	22

SCHEDULE OF INVESTMENTS

September 30, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

DEBT
Construction & Engineering
	Intren, LLC.	07/18/17	Term Loan	4.6%	$8,598,653	07/18/23	$8,518,629	$8,443,877

			8.00% (LIBOR + 6.75% , 1.25% Floor)
Distributors
	ASC Acquisition Holdings, LLC	08/14/20	2020 OPCO Term Loan	8.4%	15,139,387	08/03/25	15,139,387	15,139,387
			9.50% inc PIK (LIBOR + 8.50% , 1.00% Floor , all PIK)
	ASC Acquisition Holdings, LLC (1)	08/14/20	2020 PIK Holdco Term Loan	3.9%	18,707,678	08/03/25	17,614,905	7,090,210
			7.00% inc PIK (LIBOR + 7.00% , 0.00% Floor , all PIK)

				12.3%			32,754,292	22,229,597

Diversified Consumer Services
	School Specialty, Inc.	09/15/20	2020 PIK Term Loan A	12.0%	21,627,831	09/15/25	21,480,062	21,627,831

			9.25% inc PIK (LIBOR + 8.00% , 1.25% Floor , 4.00% PIK)
Food Products
	Tonos 1 Operating Corp.	01/30/20	Exit Term Loan B2	3.0%	5,468,705	01/31/24	5,576,975	5,468,705
			8.75% (LIBOR + 7.25% , 1.50% Floor)
	Tonos US LLC	01/30/20	Exit Term Loan B1	7.2%	12,935,833	01/31/24	13,191,936	12,935,833
			8.75% (LIBOR + 7.25% , 1.50% Floor)

				10.2%			18,768,911	18,404,538

Hotels, Restaurants & Leisure
	OTG Management, LLC	06/30/16	Term Loan	4.8%	10,538,437	08/26/21	10,520,695	8,725,826
			10.00% (LIBOR + 9.00% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	15.3%	33,241,419	08/26/21	33,121,634	27,523,895
			10.00% (LIBOR + 9.00% , 1.00% Floor)

				20.1%			43,642,329	36,249,721

Household Products
	Nice-Pak Products, Inc.	06/12/15	Term Loan	48.4%	87,236,871	06/12/22	86,920,096	87,236,871

			6.50% (LIBOR + 5.00% , 1.50% Floor)
Information Technology Services
	ENA Holding Corporation	05/06/16	Term Loan	11.8%	21,368,848	05/06/21	21,306,538	21,197,897
			10.00% inc PIK (LIBOR + 9.25% , 0.75% Floor , 4.75% PIK)
	ENA Holding Corporation	05/06/16	Revolver	2.3%	4,180,234	05/06/21	4,180,234	4,146,793
			10.00% inc PIK (LIBOR + 9.25% , 0.75% Floor , 4.75% PIK)

				14.1%			25,486,772	25,344,690

Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	Initial Term Loan	5.9%	10,778,944	08/28/22	10,656,151	10,692,712

			10.50% inc PIK (LIBOR + 9.50% , 1.00% Floor , 2.50% PIK)
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	12.0%	21,664,905	03/27/23	21,503,486	21,664,905

			7.00% (LIBOR + 5.75% , 1.25% Floor)
Pharmaceuticals
	Noramco, LLC	07/01/16	2016 Term Loan	14.2%	28,679,178	12/31/23	28,528,129	25,524,468

			9.38% inc PIK (LIBOR + 8.38% , 1.00% Floor , 0.38% PIK)
TOTAL DEBT (153.8%)				153.8%			298,258,857	277,419,210

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

September 30, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

EQUITY
Distributors
	Animal Supply Holdings LLC (1)		Class A Common Stock	0.0%	170,438		$1,195,825	$—

Diversified Consumer Services
	School Specialty, Inc. (1)		Common Stock	0.0%	51,000		34,124	—
	School Specialty, Inc. (1)		Preferred Stock A	1.5%	510,549		5,105,495	2,619,119
	School Specialty, Inc. (1)		Preferred Stock B	0.0%	227,629		225,831	—

TOTAL EQUITY (1.5%)				1.5%			6,561,275	2,619,119

	Total Portfolio Investments (155.3%) (2)			155.3%			304,820,132	280,038,329

	Cash Equivalents (11.0%) Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 0.05%			11.0%	19,847,965		19,847,965	19,847,965

							$324,668,097	$299,886,294

	Other Liabilities in Excess of Other Assets (-66.3%)							(119,521,202)

	Members’ Capital (100.0%)							$180,365,092

(1)	Non-income producing
(2)

The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

LIBOR	- London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	97%
Canada	3%

Total Portfolio Investments	100%

Aggregate

acquisitions and aggregate dispositions of investments, other than government securities, totaled $50,736,957 and $145,301,035, respectively, for the period ended September 30, 2020. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

SCHEDULE OF INVESTMENTS

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity	Amortized Cost	Fair Value

DEBT
Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	3.3%	$9,599,462	07/18/23	$9,486,125	$8,063,548

			8.45% (LIBOR + 6.75% , 1.25% Floor)
Distributors
	ASC Acquisition Holdings, LLC	02/25/19	Term Loan	5.3%	17,630,702	02/22/22	17,244,854	12,905,674

			11.80% inc PIK (LIBOR + 7.50% , 1.00% Floor, 2.50% PIK)
Diversified Consumer Services
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan	1.0%	2,530,456	11/22/20	2,530,456	2,386,220
			16.75% inc PIK (PRIME + 9.00% , 1.00% Floor, 3.00% PIK)
	School Specialty, Inc.	04/07/17	Term Loan A	7.2%	18,999,671	11/22/20	18,808,879	17,916,690
			16.75% inc PIK (PRIME + 9.00% , 1.00% Floor, 3.00% PIK)

				8.2%			21,339,335	20,302,910

Food Products
	Bumble Bee Foods, LLC	11/01/19	Delayed Draw Term Loan	1.0%	2,395,897	05/26/20	2,395,897	2,395,897
			12.29% (LIBOR + 10.50% , 1.00% Floor)
	Bumble Bee Foods, LLC	11/01/19	DIP Term Loan	1.0%	2,395,897	05/26/20	2,285,106	2,395,897
			12.29% (LIBOR + 10.50% , 1.00% Floor)
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	12.6%	30,416,743	08/15/23	30,056,479	30,812,161
			13.75% inc PIK (PRIME + 7.50% , 2.00% Floor, 1.50% PIK)
	Connors Bros. Clover Leaf Seafoods Company (Canada) (an affiliate of Bumble Bee Holdings, Inc.)	08/15/17	Term Loan B2	3.6%	8,617,577	08/15/23	8,515,508	8,729,605
			13.75% inc PIK (PRIME + 7.50% , 2.00% Floor, 1.50% PIK)
	Harvest Hill Beverage Company	05/01/17	Term Loan A2	23.8%	58,151,412	01/19/21	57,860,845	58,151,411
			8.30% (LIBOR + 6.50% , 1.00% Floor)

				42.0%			101,113,835	102,484,971

Hotels, Restaurants & Leisure
	KBP Investments, LLC	05/14/18	Delayed Draw Term Loan	3.0%	7,370,205	05/14/23	7,370,205	7,370,205
			7.42% (LIBOR + 5.50% , 1.00% Floor)
	KBP Investments, LLC	05/14/18	Term Loan	6.8%	16,519,684	05/14/23	16,154,417	16,519,684
			7.41% (LIBOR + 5.50% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan	4.3%	10,564,849	08/26/21	10,532,331	10,617,674
			8.90% (LIBOR + 7.00% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	13.7%	33,324,731	08/26/21	33,104,634	33,491,355
			9.00% (LIBOR + 7.00% , 1.00% Floor)

				27.8%			67,161,587	67,998,918

Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	37.6%	92,623,354	06/12/20	92,138,141	92,160,237

			7.05% (LIBOR + 5.25% , 1.50% Floor)
Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	8.6%	22,059,406	05/06/21	21,913,345	21,110,851
			9.16% (LIBOR + 7.25% , 1.00% Floor)
	ENA Holding Corporation	05/06/16	Revolver	1.6%	4,093,667	05/06/21	4,093,668	3,917,640
			9.17% (LIBOR + 7.25% , 1.00% Floor)

				10.2%			26,007,013	25,028,491

Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	4.4%	10,691,953	08/28/22	10,520,820	10,713,337

			10.80% (LIBOR + 9.00% , 1.00% Floor)

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

DEBT (continued)
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	9.9%	$24,250,111	03/27/23	$24,014,848	$24,250,112

			7.55% (LIBOR + 5.75% , 1.25% Floor)
Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan	8.3%	29,035,436	07/01/21	28,920,489	20,295,770

			10.48% inc PIK (LIBOR + 8.00% , 1.00% Floor, 0.38% PIK)
TOTAL DEBT (157.0%)				157.0%			397,947,047	384,203,968

EQUITY					Shares/ Contracts		Cost
Commercial Services & Supplies
	School Specialty, Inc. (1)		Warrant, expires 12/27/22	0.1%	308,385		78,935	78,842

Distributors
	Animal Supply Holdings LLC (1)		Class A Common Stock	0.0%	7,455		538,610	—

TOTAL EQUITY (0.1%)				0.1%			617,545	78,842

	Total Portfolio Investments (157.1%) (2)			157.1%			398,564,592	384,282,810

	Cash Equivalents (22.9%)
	Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 1.52%			22.9%	56,136,774		56,136,774	56,136,774

							$454,701,366	$440,419,584

	Other Liabilities in Excess of Other Assets (-80.0%)							(195,761,840)

	Members’ Capital (100.0%)							$244,657,744

(1)	Non-income producing
(2)

The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

LIBOR	- London Interbank Offered Rate, generally 1-Month or 3-Month
PRIME	- Prime Rate

Geographic Breakdown of Portfolio
United States	98%
Canada	2%

Total	100%

Aggregate

acquisitions and aggregate dispositions of investments, other than government securities, totaled $12,289,166 and $198,029,314, respectively, for the year ended December 31, 2019. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

(Dollar amounts in thousands)

STATEMENTS OF ASSETS AND LIABILITIES

			As of September 30, 2020 (unaudited)	As of December 31, 2019
Assets
Portfolio of Investments, at fair value (amortized cost of $304,820 and $398,565, respectively)			$280,038	$384,283
Cash and cash equivalents			31,036	66,749
Interest receivable			1,823	2,306
Prepaid and other assets			150	43

Total Assets			$313,047	$453,381

Liabilities
Credit facility payable			$131,000	$206,000
Interest and credit facility expenses payable			1,578	2,465
Sub-administrator and custody fees payable			89	258

Audit fees payable			15	—

Total Liabilities			$132,682	$208,723

Members’ Capital			$180,365	$244,658

Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members			$180,365	$244,658

Members’ Capital			$180,365	$244,658

	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital

Members’ Capital Represented by:
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(445,278)	(1,000)	(4,235)	(450,513)
Cumulative net income, before organization costs	171,364	704	728	172,796
Organization costs	—	(704)	—	(704)

Total Members’ Capital as of September 30, 2020 (Unaudited)	$180,365	$—	$—	$180,365

	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital

Members’ Capital Represented by:

Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(372,278)	(1,000)	(4,235)	(377,513)
Cumulative net income, before organization costs	162,657	704	728	164,089
Organization costs	—	(704)	—	(704)

Total Members’ Capital as of December 31, 2019	$244,658	$—	$—	$244,658

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS (Unaudited)

	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019
Investment Income:
Interest income	$23,497	$58,529
Interest income paid-in-kind	4,037	—
Fee income	72	1,129

Total investment income	27,606	59,658

Expenses:
Interest and credit facility expenses	7,416	12,185
Sub-administrator and custody fees	211	309
Valuation fees	80	107
Insurance fees	72	40
Audit fees	61	64
Tax service fee	18	9
Other	3	2

Total expense	7,861	12,716

Net investment income	19,745	46,942

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss) on investments	(538)	6,171
Net change in unrealized appreciation/(depreciation) on investments	(10,500)	(19,854)

Net realized and unrealized gain/(loss) on investments	(11,038)	(13,683)

Net increase in Members’ Capital from operations	$8,707	$33,259

Net increase in Members’ Capital from operations attributable to the Preferred

Members from operations	$8,707	$33,259

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Unaudited)

			For the Nine Months Ended September 30, 2020
	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Total
Members’ Capital at December 31, 2019	$244,658	$—	$—	$244,658
Net decrease in Members’ Capital resulting from operations:
Net investment income	7,135	—	—	7,135
Net realized gain/(loss) on investments	1,944	—	—	1,944
Net change in unrealized appreciation/(depreciation) on investments	(7,339)	—	—	(7,339)
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(48,000)	—	—	(48,000)
Total decrease in Members’ Capital for the three months ended March 31, 2020	(46,260)	—	—	(46,260)

Members’ Capital at March 31, 2020	$198,398	$—	$—	$198,398
Net increase in Members’ Capital resulting from operations:
Net investment income	5,695	—	—	5,695
Net change in unrealized appreciation/(depreciation) on investments	(391)	—	—	(391)
Total increase in Members’ Capital for the three months ended June 30, 2020	5,304	—	—	5,304

Members’ Capital at June 30, 2020	$203,702	$—	$—	$203,702
Net decrease in Members’ Capital resulting from operations:
Net investment income	6,915	—	—	6,915
Net realized gain/(loss) on investments	(2,482)	—	—	(2,482)
Net change in unrealized appreciation/(depreciation) on investments	(2,770)	—	—	(2,770)
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(25,000)			(25,000)
Total increase in Members’ Capital for the three months ended September 30, 2020	(23,337)	—	—	(23,337)

Members’ Capital at September 30, 2020	$180,365	$—	$—	$180,365

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Unaudited) (Continued)

			For the Nine Months Ended September 30, 2019
	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Total
Members’ Capital at December 31, 2018	$325,315	$—	$—	$325,315
Net decrease in Members’ Capital resulting from operations:
Net investment income	11,868	—	—	11,868
Net change in unrealized appreciation/(depreciation) on investments	3,661	—	—	3,661
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(26,000)	—	—	(26,000)
Total decrease in Members’ Capital for the three months ended March 31, 2019	(10,471)	—	—	(10,471)

Members’ Capital at March 31, 2019	$314,844	$—	$—	$314,844
Net increase in Members’ Capital resulting from operations:
Net investment income	25,450	—	—	25,450
Net realized gain/(loss) on investments	6,077	—	—	6,077
Net change in unrealized appreciation/(depreciation) on investments	(28,255)	—	—	(28,255)
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(23,200)	—	—	(23,200)
Total increase in Members’ Capital for the three months ended June 30, 2019	(19,928)	—	—	(19,928)

Members’ Capital at June 30, 2019	$294,916	$—	$—	294,916
Net increase in Members’ Capital resulting from operations:
Net investment income	9,624	—	—	9,624
Net realized gain/(loss) on investments	94	—	—	94
Net change in unrealized appreciation/(depreciation) on investments	4,740	—	—	4,740
Total increase in Members’ Capital for the three months ended September 30, 2019	14,458	—	—	14,458

Members’ Capital at September 30, 2019	$309,374	$—	$—	$309,374

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS (Unaudited)

	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019
Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$8,707	$33,259
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	(46,700)	(4,218)
Proceeds from sales and paydowns of investments	145,302	158,320
Net realized (gain)/loss on investments	538	(6,171)
Net change in unrealized (appreciation)/depreciation on investments	10,500	19,854
Interest paid-in-kind	(4,037)	(1,178)
Accretion of discount	(1,358)	(12,975)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	483	1,366
(Increase) decrease in prepaid and other assets	(107)	40
Increase (decrease) in interest and credit facility expenses payable	(887)	(217)
Increase (decrease) in sub-administrator and custody fees payable	(169)	33
Increase (decrease) in audit fees payable	15	(12)
Increase (decrease) in other fees payable	—	(1)

Net cash (used in) provided by operating activities	112,287	188,100

Cash Flows from Financing Activities
Distributions to Members	(73,000)	(49,200)
Repayments of credit facility	(75,000)	(8,000)

Net cash (used in) provided by financing activities	(148,000)	(57,200)

Net increase (decrease) in cash	(35,713)	130,900

Cash and cash equivalents, beginning of period	66,749	26,520

Cash and cash equivalents, end of period	$31,036	$157,420

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$8,270	$12,368
Credit facility - administrative fee paid	$34	$—

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (Unaudited)

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and ended June 5, 2019, the third anniversary of the Initial Closing Date. In accordance with the Company’s Limited Liability Company Agreement, the Company may complete investment transactions that were significantly in process as of the end of the Commitment Period and which the Company reasonably expects to be consummated prior to 90 days subsequent to the expiration date of the Commitment Period. The Company may also effect follow-on investments in existing portfolio companies.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital. As of September 30, 2020, aggregate commitments and commitments funded were as follows:

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of September 30, 2020 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver as well as fees associated with a delayed draw that remains unfunded are treated as a discount to the issuers’ term loan. Fee income received from the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2020

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the period ended September 30, 2020 and 2019, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Subsequent Events: The Management Committee evaluated the activity of the Fund through November 9, 2020, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

3.	INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, generally based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of September 30, 2020.

Investments	Level 1	Level 2	Level 3	Total
Debt	$-	$-	$277,419,210	$277,419,210

Equity	$-	$-	$2,619,119	$2,619,119

Cash equivalents	$19,847,965	$-	$-	$19,847,965

Total	$19,847,965	$-	$280,038,329	$299,886,294

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2019.

Investments	Level 1	Level 2	Level 3	Total
Debt	$-	$-	$384,203,968	$384,203,968

Equity	$-	$-	$78,842	$78,842

Cash equivalents	$56,136,774	$-	$-	$56,136,774

Total	$56,136,774	$-	$384,282,810	$440,419,584

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the period ended September 30, 2020:

	Debt	Equity
Balance at December 31, 2019	$384,203,968	$78,842

Accreted Discounts	1,357,605	-
Purchases[1]	44,172,368	6,564,589
Sales and paydowns	(145,301,035)	-
Realized gain/(loss)	82,872	(620,860)
Change in unrealized appreciation/(depreciation)	(7,096,568)	(3,403,452)

Balance at September 30, 2020	$277,419,210	$2,619,119

Change in unrealized appreciation/(depreciation) in investments still held as of September 30, 2020	$(6,015,998)	$(3,403,452)

1 Purchases of Debt include payment in-kind (PIK) interest of $ 4,036,815.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2020

During the period ended September 30, 2020, the Fund did not have any transfers between levels.

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the nine months ended September 30, 2019:

	Debt	Equity
Balance at December 31, 2018	$555,787,238	$16,189,994

Accreted Discounts	12,974,898	-
Purchases[1]	5,396,024	538,610
Sales and paydowns	(142,002,134)	(16,698,152)
Realized gain/(loss)	93,509	6,077,128
Change in unrealized appreciation/(depreciation)	(13,895,148)	(6,107,673)

Balance at September 30, 2019	$418,354,387	$32,483

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2019	$(515,222)	$(506,127)

1 Purchases of Debt includes payment in-kind (PIK) interest of $1,177,868.

During the nine months ended September 30, 2019, the Fund did not have any transfers between levels.

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

Equity, (Level 3), includes warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of September 30, 2020.

Investment Type	Fair Value at September 30, 2020	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$218,939,892	Income Method	Discount Rate	5.1% to 23.0%	11.1%	Decrease

Debt	58,479,318	Market Method	EBITDA Multiple	6.00x to 7.00x	N/A	Increase
			Revenue Multiple	0.18x to 0.23x	N/A	Increase
Total Debt	$277,419,210

Equity	$-	Market Method	EBITDA Multiple	6.0x to 7.0x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase

Equity	2,619,119	Income Method	Discount Rate	21.0% to 23.0%	22.0%	Decrease
Total Equity	$2,619,119

Total Investment	$280,038,329

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2019.

Investment Type	Fair Value at December 31, 2019	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$278,302,505	Income Method	Discount Rate	5.9% to 14.7%	7.9%	Decrease

Debt	64,629,330	Market Method	EBITDA Multiple	6.3x to 8.5x	N/A	Increase
Debt	20,302,910	Income Method	Take-Out Indication	100% to 100%	100.0%	Increase
			Discount Rate	18.6% to 23.2%	20.4%	Decrease

Debt	12,905,674	Income Method	Take-Out Indication	100% to 100%	100.0%	Increase
		Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase

Debt	8,063,548	Income Method	Discount Rate	14.2% to 17.9%	16.8%	Decrease
		Market Method	EBITDA Multiple	3.8x to 4.8x	N/A	Increase
Total Debt	$384,203,967

Equity	$78,842	Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Total	$384,282,809

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2020

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of September 30, 2020, and December 31, 2019, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through September 30, 2020 and December 31, 2019 the Adviser was paid directly $1,644,675 and $1,573,043, respectively, of which $71,632 and $1,129,235 were paid during the period ended September 30, 2020 and the year ended December 31, 2019, respectively. Since Inception of the Fund through September 30, 2020 and December 31, 2019 the Fund has recognized $1,644,675 and $1,573,043, respectively, of these fees.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2020

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018. The Facility Maturity Date is June 4, 2021 and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of September 30, 2020, and December 31, 2019, there were $131,000,000 and $206,000,000, respectively, in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of September 30, 2020, and December 31, 2019 the all-in rate of interest is, 5.00% and 5.41%, respectively.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

The summary information regarding the Credit Facility for the period ended September 30, 2020 and 2019 is as follows (dollar amounts in thousands):

	Nine Months Ended September 30,
	2020	2019
Credit facility interest expense	$ 7,382	$ 12,151
Unused fees	-	-
Administrative fees	34	34
Origination expense	-	-
Surveillance expense	-	-

Total	$ 7,416	$ 12,185

Weighted average interest rate	5.14%	6.03%
Average outstanding balance	$ 192,040,146	$ 268,432,234

As of September 30, 2020, and December 31, 2019, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

8.	COMMITMENTS AND CONTINGENCIES

At September 30, 2020, the Fund had no unfunded commitments and unrealized (depreciation) by investment.

At December 31, 2019, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/ Expiration	Amount	Unrealized (depreciation)
KBP Investments, LLC	September 2021	$3,958,075	$-

Total		$3,958,075	$-

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the period ended September 30, 2020 and 2019:

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019

	Members	Members

As a percentage of average members’ capital

Net investment income ratio (annualized) [1]	12.54%	20.14%

Expense ratios (annualized) [1]
Operating expenses	4.99%	5.46%

Total expense ratio	4.99%	5.46%

[1]	The net investment income and expense ratio are calculated for the Members taken as a whole.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

September 30, 2020

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 11.7% and 12.3% through September 30, 2020 and 2019, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111